United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

June 30, 2013

MDU COMMUNICATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26053	84-1342898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60-D Commerce Way

Totowa, New Jersey 07512

(Address of principal executive offices including zip code)

(973) 237-9499

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 30, 2013, MDU Communications International, Inc.’s wholly-owned subsidiary, MDU Communications (USA) Inc. (the “Company”), entered into an Amendment to Amended Loan and Security Agreement (the “Extension Amendment”) with FCC, LLC, d/b/a First Capital, and Full Circle Capital Corporation (collectively, the “Lenders”) for an extension to the senior secured $30 million revolving credit facility originally entered into on September 11, 2006, amended on June 30, 2008, with a maturity date of June 30, 2013 (the “Credit Facility”).

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

The Lenders have provided the Company with a six month extension to the Credit Facility, through December 31, 2013, with the potential for further extension up through and including March 31, 2014 at the discretion of Lenders. Other material terms of the Extension Amendment include, (i) an increase in the definition of prime rate from 7.75% to 8.75%, which shall increase to 10.25% on October 31, 2013, (ii) the reduction of the maximum borrowing base from $30 million to $28 million, subject to further reduction described below, (iii) the reduction from 65,000 subscribers to 62,500 subscribers as a condition for the Company to maintain borrowings above $25 million, (iv) approval by Lenders of a rolling 13-week cash flow provided weekly by the Company, and (v) the payment of an extension fee of $100,000 payable in four equal monthly payments beginning July 1, 2013.

Beginning July 1, 2013, the borrowing base (maximum that the Company can borrow under the Credit Facility) shall be determined as an amount equal to (x) the lesser of 55% of the discounted cash flow of the Company (as defined by the borrowing base calculation set forth in the original loan agreement) and $28 million, minus (y) the sum of such reasonable reserves that Lenders may establish from time to time in its discretion, plus the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued, created or guaranteed by Lender for Company’s account. As of June 30, 2013, the borrowing base was $28 million, under which the Company has borrowed approximately $27.7 million. The Credit Facility continues to be secured by all the assets of the Company.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION

On or about June 27, 2013, the Company informed the Lenders that in June 2013 (i) its outstanding borrowings under the Credit Facility exceeded the borrowing base as previously calculated, and (ii) it no longer met the condition of having a subscriber base of 65,000 subscribers to maintain borrowings in excess of $25 million. These events are events of defaults under the Credit Facility entitling the Lender to declare immediately due and owing the entire principal amount outstanding under the Credit Facility. Pursuant to the Extension Amendment, the Lenders have acknowledged and waived these specific defaults.

ITEM 8.01	OTHER EVENTS

The Company does not expect its available cash, estimated revenues and remaining Credit Facility to be sufficient to cover liquidity needs for the next twelve months. Without additional funding sources, proceeds from asset sales, or a merger, the Company forecasts that its available capital will be depleted sometime during its fourth fiscal quarter ending September 30, 2013. The Company is continuing to explore large asset sales or a merger in order to satisfy its obligations to the secured Lenders under the Credit Facility prior to the end of the six month extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Sheldon Nelson
Sheldon Nelson Chief Executive Officer

Dated: July 3, 2013